April 29, 2026
Hayward Holdings Reports First Quarter Fiscal Year 2026 Financial Results
and Increases Guidance
FIRST QUARTER FISCAL 2026 SUMMARY
•Net Sales increased 12% year-over-year to $255.2 million
•Net Income increased 63% year-over-year to $23.4 million
•Adjusted EBITDA* increased 15% year-over-year to $56.4 million
•Diluted earnings per share (EPS) increased 83% year-over-year to $0.11
•Adjusted diluted EPS* increased 30% year-over-year to $0.13

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward,” the “Company,” “we,” “us,” or “our”), a leading global specialty water management company focused on designing and manufacturing pool and outdoor living technology and industrial flow control products, today announced financial results for the first quarter of fiscal year 2026, ended March 28, 2026. Comparisons are to financial results for the prior-year first fiscal quarter.
CEO COMMENTS
“Hayward delivered an outstanding first quarter highlighted by double-digit net sales growth and increased profitability,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Net sales increased 12% year-over-year, primarily driven by further strong price realization and positive volume growth, underscoring the strength of our predominantly installed base aftermarket business model and disciplined execution of our strategic initiatives. We achieved another quarter of margin expansion while making targeted investments in new product innovation and customer service. Based on our strong start to the year, we are increasing our full year guidance and remain confident in our ability to deliver continued profitable growth and stockholder value.”
FIRST QUARTER FISCAL 2026 CONSOLIDATED RESULTS
Net sales increased by 12% to $255.2 million for the first quarter of fiscal 2026. The increase in net sales during the quarter was driven by positive net price to offset inflation and tariffs, the favorable impact from foreign currency translation, and an increase in volume.
Gross profit increased by 13% to $118.7 million for the first quarter of fiscal 2026. Gross profit margin increased by 50 basis points to 46.5% primarily due to positive net price and operating efficiencies, partially offset by an increase in cost of sales driven by tariffs and inflation.
Selling, general, and administrative expense (“SG&A”) increased by 10% to $62.6 million for the first quarter of fiscal 2026. The increase in SG&A was mainly attributable to the timing of certain sales expenses during the year, incremental advertising expense for trade shows and new customers, and increased software costs. As a percentage of net sales, SG&A decreased to 24.5% for the first quarter of fiscal 2026 as compared to 24.9% in the prior-year period, a decrease of 40 basis points, as the growth in net sales exceeded the growth in SG&A.
Research, development, and engineering expense (“RD&E”) increased by 13% to $6.8 million for the first quarter of fiscal 2026. The increase was primarily driven by investments in new product development and new product performance improvements. As a percentage of net sales, RD&E remained relatively consistent as 2.6% for both the first quarters of fiscal 2026 and 2025.
Operating income increased by 27% to $42.5 million for the first quarter of fiscal 2026, due to the aggregated effects of the items described above. Operating income as a percentage of net sales was 16.6% for the first quarter of fiscal 2026, a 200 basis point increase compared to 14.6% in the prior-year period.
Interest expense, net, decreased by 16% to $11.5 million for the first quarter of fiscal 2026, primarily due to higher interest income on cash deposits and decreased net interest expense on bank debt.

Net income increased by 63% to $23.4 million for the first quarter of fiscal 2026. Net income margin increased by 290 basis points to 9.2%. Adjusted net income* increased by 35% to $29.8 million for the first quarter of fiscal 2026. Adjusted net income margin* increased by 200 basis points to 11.7%.
Adjusted EBITDA* increased by 15% to $56.4 million for the first quarter of fiscal 2026 compared to $49.1 million in the prior-year period. Adjusted EBITDA margin* increased by 60 basis points to 22.1%.
Diluted EPS increased by 83% to $0.11 for the first quarter of fiscal 2026. Adjusted diluted EPS* increased by 30% to $0.13 for the first quarter of fiscal 2026.
FIRST QUARTER FISCAL 2026 SEGMENT RESULTS
North America (“NAM”)
Net sales increased by 12% to $209.8 million for the first quarter of fiscal 2026. The increase was driven by positive net price to offset inflation and tariffs, an increase in volume, and the favorable impact from foreign currency translation.
Segment income increased by 16% to $50.5 million for the first quarter of fiscal 2026. Adjusted segment income* increased by 13% to $57.3 million.
Europe & Rest of World (“E&RW”)
Net sales increased by 9% to $45.4 million for the first quarter of fiscal 2026. The increase was primarily due to the favorable impact of foreign currency translation and positive net price, partially offset by a modest decrease in volume.
Segment income increased by 27% to $8.3 million for the first quarter of fiscal 2026. Adjusted segment income* increased by 26% to $8.8 million.
BALANCE SHEET AND CASH FLOW
As of March 28, 2026, Hayward had cash and cash equivalents of $135.8 million, short-term investments of $94.9 million and $186.6 million available for future borrowings under its revolving credit facilities. Net cash used in operating activities for the three months ended March 28, 2026 increased by $144.8 million from the three months ended March 29, 2025. The increase in cash used was primarily driven by higher accounts receivable, largely because there were no sales under the Receivables Purchase Agreement in the current period, whereas the prior year period included the sale of $100.0 million of accounts receivable.
OUTLOOK
Hayward is increasing its full year 2026 guidance reflecting continued sales and earnings growth driven by solid execution across the organization, positive price realization and continued technology adoption. For Fiscal Year 2026, Hayward now expects net sales to increase approximately 5% from Fiscal Year 2025, compared to our prior guidance of approximately 4%. We now expect adjusted diluted earnings per share* of $0.84 to $0.87, an increase of approximately 9% to 13% from Fiscal Year 2025, compared to our prior guidance of $0.82 to $0.86.
Hayward is excited about the long-term dynamics of the pool industry. The installed base of pools increases every year, providing continued growth opportunities, and the Company benefits from favorable secular demand trends in outdoor living, sunbelt migration, and technology adoption. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 85% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, April 29, 2026 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging on to the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.

For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13759829. The replay will be available until 11:59 p.m. Eastern Time on May 13, 2026.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global specialty water management company focused on designing and manufacturing pool and outdoor living technology and industrial flow control products. Driven by a mission to transform the experience of water, Hayward offers a comprehensive portfolio of energy‑efficient and sustainable pool equipment—including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners—integrated through its intuitive, IoT‑enabled SmartPad™ platform. The Company also provides industrial thermoplastic valves and process control products serving a wide range of applications.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) and rules and regulations of the Securities and Exchange Commission (“SEC”). Forward-looking statements include, without limitation, statements regarding our plans, strategies, objectives, expectations, intentions, outlook, expenditures, guidance, targets, and assumptions, as well as other statements that are not historical facts. Forward-looking statements are based on management’s current beliefs, assumptions, expectations, and information available at the time the statements are made. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements are made in reliance upon the safe harbor provisions of the Act. However, forward-looking statements are subject to risks, uncertainties, and other factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update, revise, or correct any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable federal securities laws. Forward-looking statements should be read in conjunction with the risk factors and other cautionary statements, including those described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and other filings with the SEC.
Important factors that could cause actual results to differ materially include, but are not limited to, the following:
•our business depends on the performance of distributors, builders, buying groups, retailers and servicers;
•the demand for our products may be adversely affected by unfavorable economic and business conditions;
•we operate in markets with high levels of competition;
•our future success depends on developing, manufacturing and attaining market adoption of new products and maintaining product quality and reliability;
•our ability to keep pace with rapidly evolving technological developments and standards, including artificial intelligence , and effectively develop and deploy such technologies;
•our results of operations and cash flows may fluctuate from quarter to quarter;
•a loss of, or material cancellation, reduction or delay in purchases by one or more of our largest customers;
•our exposure to credit risk on our accounts receivable;
•risks arising from our international business operations;
•past growth may not be indicative of future growth;
•our inability to identify, finance and complete suitable acquisitions;
•negative impacts of litigation and other claims;
•future impairment of our goodwill and intangible assets;
•exchange rate fluctuations, cost increases and other inflation, changes in our effective tax rate or exposure to additional income tax liabilities;
•our ability to attract, develop and retain highly qualified personnel, including key members of management;
•disruptions in the financial markets;
•significant disruption or breach of our technology infrastructure or that of our vendors or third parties, or failure to maintain the security of confidential information;
•difficulties in operating or implementing the new ERP system or human resources information system;
•misuse of our technology-enabled products;
•failure to maintain an effective system of internal controls;
•dependence on key suppliers, including single-source suppliers and sole-source suppliers;
•ability to manage product inventory in an effective and efficient manner;
•product manufacturing disruptions, including as a result of catastrophic or other events beyond our control;
•tariffs and other trade restrictions and the cost of raw materials;
•compliance with, and potential liabilities under, employment, environmental, health, transportation, safety and other governmental laws and regulations;

•risks related to our handling of personal information;
•our employees, commercial partners and vendors may engage in misconduct or other improper activities;
•violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other anti-corruption laws;
•our failure to comply with international trade compliance regulations, and changes in U.S. government sanctions;
•changes in laws, regulations, government policies or regulatory interpretations;
•climate change and legal or regulatory responses thereto, and increasing scrutiny from stakeholders on environmental, social and other sustainability matters;
•our ability to obtain, maintain and enforce our intellectual property and proprietary rights;
•protection of our trademarks or trade names;
•our reliance on access to intellectual property owned by third parties;
•claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets or other proprietary information or claims asserting ownership of intellectual property that we regard as our own;
•our ability to enforce our intellectual property rights in all jurisdictions;
•other risks related to our indebtedness, corporate structure and ownership of our common stock; and
•other factors described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2025.
Many of these factors are beyond our control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results, performance, or achievements may differ materially from those expressed or implied by forward-looking statements in this earnings release. The forward-looking statements included in this earnings release speak only as of the date of this release.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, adjusted net income margin, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.

Reconciliation of full fiscal year 2026 adjusted diluted earnings per share outlook to diluted earnings per share is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. The outlook for adjusted diluted earnings per share for full year 2026 is calculated in a manner consistent with the historical presentation of these measures, as shown in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands. except per share data)

	March 28, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$135,794	$329,648
Short-term investments	94,935	69,462
Accounts receivable, net of allowances of $1,614 and $1,931, respectively	430,878	280,161
Inventories, net	229,032	210,739
Prepaid expenses	14,702	19,500
Income tax receivable	—	656
Other current assets	42,927	41,080
Total current assets	948,268	951,246
Property, plant, and equipment, net of accumulated depreciation of $130,634 and $125,807, respectively	165,466	164,560
Goodwill	949,778	951,197
Trademark	736,000	736,000
Customer relationships, net	172,865	178,126
Other intangibles, net	85,854	88,899
Other non-current assets	77,352	80,956
Total assets	$3,135,583	$3,150,984
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$11,053	$13,261
Accounts payable	86,097	77,007
Accrued expenses and other liabilities	178,408	224,222
Income taxes payable	15,231	8,754
Total current liabilities	290,789	323,244
Long-term debt, net	942,756	943,547
Deferred tax liabilities, net	227,734	227,449
Other non-current liabilities	62,570	63,736
Total liabilities	1,523,849	1,557,976
Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of March 28, 2026 and December 31, 2025	—	—
Common stock $0.001 par value, 750,000,000 authorized; 246,928,772 issued and 217,662,403 outstanding at March 28, 2026; 246,272,783 issued and 217,356,414 outstanding at December 31, 2025	247	247
Additional paid-in capital	1,113,530	1,109,522
Common stock in treasury; 29,266,369 and 28,916,369 at March 28, 2026 and December 31, 2025, respectively	(370,720)	(363,182)
Retained earnings	874,493	851,134
Accumulated other comprehensive loss	(5,816)	(4,713)
Total stockholders’ equity	1,611,734	1,593,008
Total liabilities and stockholders’ equity	$3,135,583	$3,150,984

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended
	March 28, 2026	March 29, 2025
Net sales	$255,216	$228,841
Cost of sales	136,515	123,588
Gross profit	118,701	105,253
Selling, general and administrative expense	62,586	56,995
Research, development and engineering expense	6,756	5,986
Acquisition and restructuring related expense	505	1,926
Amortization of intangible assets	6,366	6,835
Operating income	42,488	33,511
Interest expense, net	11,507	13,651
Loss on debt extinguishment	201	—
Other expense, net	666	1,179
Total other expense	12,374	14,830
Income from operations before income taxes	30,114	18,681
Provision for income taxes	6,755	4,348
Net income	$23,359	$14,333

Earnings per share
Basic	$0.11	$0.07
Diluted	$0.11	$0.06

Weighted average common shares outstanding
Basic	217,359,824	215,962,018
Diluted	222,423,409	221,851,399

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (Dollars in thousands)	Three Months Ended
	March 28, 2026	March 29, 2025
Cash flows from operating activities
Net income	$23,359	$14,333
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	5,949	6,263
Amortization of intangible assets	8,181	8,535
Amortization of deferred debt issuance fees	826	837
Stock-based compensation	3,624	2,935
Deferred income taxes (benefit)	(273)	(709)
Allowance for credit losses	(282)	(5)
Loss on sale/disposal of property, plant and equipment	689	11
Changes in operating assets and liabilities
Accounts receivable	(151,601)	(13,931)
Inventories	(18,915)	(14,977)
Other current and non-current assets	6,174	7,918
Accounts payable	9,220	13,519
Accrued expenses and other liabilities	(37,588)	(30,579)
Net cash used in operating activities	(150,637)	(5,850)

Cash flows from investing activities
Purchases of property, plant, and equipment	(7,132)	(5,517)
Software development costs	(152)	(595)
Proceeds from sale of property, plant, and equipment	—	1
Purchases of short-term investments	(84,880)	—
Proceeds from short-term investments	60,000	—
Net cash used in investing activities	(32,164)	(6,111)

Cash flows from financing activities
Payments of long-term debt	(3,384)	(590)
Payments of short-term notes payable	—	(1,788)
Purchase of common stock	(5,851)	—
Taxes paid for net share settlement of equity awards	(1,687)	(993)
Other, net	(43)	(364)
Net cash used in financing activities	(10,965)	(3,735)

Effect of exchange rate changes on cash and cash equivalents	(88)	440
Change in cash and cash equivalents	(193,854)	(15,256)
Cash and cash equivalents, beginning of period	329,648	196,589
Cash and cash equivalents, end of period	$135,794	$181,333

Supplemental disclosures of cash flow information:
Cash paid-interest	$9,248	$9,826
Cash paid-income taxes, net of refunds	(126)	151

Non-cash investing and financing activities:
Accrued and unpaid purchases of property, plant, and equipment	1,891	2,232
Equipment financed under finance leases	—	103

Reconciliations
Consolidated Reconciliations
Net Income and Net Income Margin to Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income and net income margin to adjusted EBITDA and adjusted EBITDA margin:

(Dollars in thousands)	Three Months Ended
	March 28, 2026	March 29, 2025
Net income	$23,359	$14,333
Depreciation	5,949	6,263
Amortization	8,181	8,535
Interest expense, net	11,507	13,651
Income taxes	6,755	4,348
Loss on debt extinguishment	201	—
EBITDA	55,952	47,130
Stock-based compensation (a)	—	46
Currency exchange items (b)	(76)	(6)
Acquisition and restructuring related expense, net (c)	505	1,926
Other (d)	—	6
Total Adjustments	429	1,972
Adjusted EBITDA	$56,381	$49,102

Net income margin	9.2%	6.3%
Adjusted EBITDA margin	22.1%	21.5%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended March 28, 2026 were primarily driven by $0.5 million of costs related to termination benefits associated with the restructuring of several teams.

Adjustments in the three months ended March 29, 2025 were primarily driven by $1.7 million of transaction and integration costs associated with the acquisition of the business of ChlorKing HoldCo., LLC and related entities ("ChlorKing") and $0.2 million of separation costs for the consolidation of operations in North America.

(d)	Adjustments in the three months ended March 29, 2025 were primarily driven by losses on the sale of assets.

Following is a reconciliation from net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the last 12 months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	March 28, 2026	December 31, 2025
Net income	$160,596	$151,570
Depreciation	22,521	22,835
Amortization	34,097	34,451
Interest expense, net	48,138	50,282
Income taxes	35,474	33,067
Loss on debt extinguishment	201	—
EBITDA	301,027	292,205
Stock-based compensation (a)	11	57
Currency exchange items (b)	9	79
Acquisition and restructuring related expense, net (c)	2,465	3,886
Other (d)	3,046	3,052
Total Adjustments	5,531	7,074
Adjusted EBITDA	$306,558	$299,279

Net income margin	14.0%	13.5%
Adjusted EBITDA margin	26.7%	26.7%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last 12 months ended March 28, 2026 were primarily driven by $1.6 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, the full amount held in escrow was released to the specified key employees if such employees were employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and were not dependent on the achievement of any metric or performance measure. The retention costs were recognized over the 12-month period from the date of acquisition. Other adjustments include $0.5 million of costs related to termination benefits associated with the restructuring of several teams, $0.4 million of costs related to restructuring actions in E&RW and $0.2 million of other acquisition and integration costs, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey.

Adjustments in the year ended December 31, 2025 were primarily driven by $3.1 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition pursuant to the conditions in the acquisition agreement discussed above. Other adjustments for the year ended December 31, 2025 include $0.4 million of costs related to restructuring actions in E&RW, $0.3 million of separation costs for the consolidation of operations in North America and $0.2 million of other acquisition and integration costs, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey.

(d)
Adjustments in the last 12 months ended March 28, 2026 were primarily driven by $4.3 million for the settlement in principle of the securities class action litigation. Expenses beyond the $4.3 million related to this case are subject to insurance recoveries pursuant to the Company’s retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility, partially offset by losses on the sale of assets.

Adjustments in the year ended December 31, 2025 were primarily driven by $4.3 million for the settlement in principle of the securities class action litigation. Expenses beyond the $4.3 million related to this case are subject to insurance recoveries pursuant to the Company’s retention amount with its insurance carriers. Other adjustments include $1.3 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

(e)
Items for the last 12 months ended March 28, 2026 were calculated by adding the items for the three months ended March 28, 2026 plus fiscal year ended December 31, 2025 and subtracting the items for the three months ended March 29, 2025.

Net Income, Net Income Margin and Diluted EPS to Adjusted Net Income, Adjusted Net Income Margin and Adjusted EPS Reconciliations (Non-GAAP)
Following is a reconciliation of net income and net income margin to adjusted net income and adjusted net income margin, and a reconciliation of earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended
	March 28, 2026	March 29, 2025
Net income	$23,359	$14,333
Tax adjustments (a)	(277)	(182)
Other adjustments and amortization:
Stock-based compensation (b)	—	46
Currency exchange items (c)	(76)	(6)
Acquisition and restructuring related expense, net (d)	505	1,926
Other (e)	—	6
Total other adjustments	429	1,972
Loss on debt extinguishment	201	—
Amortization	8,181	8,535
Tax effect (f)	(2,057)	(2,548)
Adjusted net income	$29,836	$22,110

Weighted average number of common shares outstanding, basic	217,359,824	215,962,018
Weighted average number of common shares outstanding, diluted	222,423,409	221,851,399

Basic EPS	$0.11	$0.07
Diluted EPS	$0.11	$0.06

Adjusted basic EPS	$0.14	$0.10
Adjusted diluted EPS	$0.13	$0.10

(a)	Tax adjustments for the three months ended March 28, 2026 reflected a normalized tax rate of 23.3% compared to the Company’s effective tax rate of 22.4%. The Company’s effective tax rate for the three months ended March 28, 2026 was primarily driven by tax benefits resulting from stock-based compensation. Tax adjustments for the three months ended March 29, 2025 reflected a normalized tax rate of 24.3% compared to the Company's effective tax rate of 23.3%. The Company’s effective tax rate for the three months ended March 29, 2025 primarily included the tax benefits resulting from stock-based compensation.
(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended March 28, 2026 were primarily driven by $0.5 million of costs related to termination benefits associated with the restructuring of several teams.

Adjustments in the three months ended March 29, 2025 were primarily driven by $1.7 million of transaction and integration costs associated with the acquisition of the business of ChlorKing HoldCo., LLC and related entities ("ChlorKing") and $0.2 million of separation costs for the consolidation of operations in North America.
(e)	Adjustments in the three months ended March 29, 2025 were primarily driven by losses on the sale of assets.
(f)	The tax effect represented the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income and segment income margin to adjusted segment income and adjusted segment income margin for the NAM and E&RW segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	March 28, 2026		March 29, 2025
	NAM	E&RW	NAM	E&RW
Segment income	$50,506	$8,283	$43,454	$6,538
Depreciation	5,013	508	5,500	414
Amortization	1,816	—	1,700	—
Other (a)	—	—	3	—
Total adjustments	6,829	508	7,203	414
Adjusted segment income	$57,335	$8,791	$50,657	$6,952

Segment income margin %	24.1%	18.2%	23.2%	15.7%
Adjusted segment income margin %	27.3%	19.4%	27.1%	16.6%

(a)	Adjustments in the three months ended March 29, 2025 for NAM represented losses on the sale of assets, which the Company believes are not representative of its ongoing business operations.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Misty Zelent
mzelent@hayward.com
Source: Hayward Holdings, Inc.